EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS THIRD QUARTER 2003 RESULTS

CHERRY HILL, NJ, October 22, 2003 - inTEST Corporation (Nasdaq: INTT), a leading independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter ended September 30, 2003.

Net revenues for the quarter ended September 30, 2003 increased 13% to $12.7 million compared to $11.3 million for the second quarter of 2003. The net loss for the third quarter of 2003 was $2.8 million or ($0.33) per diluted share, compared to a net loss of $643,000 or ($0.08) per diluted share for the second quarter of 2003. The higher third quarter net loss was primarily due to two items. First, the Company increased its warranty reserve by $808,000 during the third quarter of 2003 compared to $245,000 in the second quarter of 2003. The Company's normal recurring additions to its warranty reserve range from $200,000 to $300,000 per quarter. Of the amount accrued in the third quarter of 2003, $500,000 related to a product retrofit and improvement for one customer. Second, the Company recorded a valuation allowance of $2.1 million against its net deferred tax assets due to the cumulative losses that the Company has generated in recent years.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST said, "The third quarter was a positive one for us based upon revenue growth and customer order activity. Reflecting the improved business trends, bookings in the third quarter were $15.2 million, up 21% from $12.6 million in the second quarter of 2003. Given the unexpected strength in bookings, however, our belief is that some of the orders were pulled in from the fourth quarter. If this proves true, it could result in a sequential decline in bookings in the fourth quarter in the range of 10% to 15%. We believe this sequential decline would likely only be a one quarter event and would not be indicative of the momentum we see in our business."

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "We are encouraged by our bookings activity as it reflects broader industry improvements. In fact, excluding the incremental increase to the warranty reserve and the valuation allowance established against our deferred tax assets, the third quarter's results would have been in-line with our initial guidance. We exited the quarter with a $12.4 million backlog, which gives us confidence in our outlook for the fourth quarter. Based on current customer forecasts and business conditions, we expect revenues for the quarter ending December 31, 2003 will be in the range of $14.0 million to $15.0 million, with pre-tax earnings in the range of $0.00 to $0.06 per diluted share. Finally, we believe we are on track to achieve revenue growth for the full year 2003 over 2002."

Investor Conference Call / Webcast Details

inTEST will review third quarter 2003 results and discuss management's expectations for the fourth quarter of 2003 and current views of the industry today, October 22, 2003, at 5PM EDT. The conference call-in will be available at www.intest.com and by telephone at (973) 935-8504. A replay will be available from 8PM EST on October 22 through midnight EDT on Wednesday, October 29 at www.intest.com and by telephone at (973) 341-3080. The confirmation identification for both the live call and the replay is 4224238.

About inTEST Corporation

inTEST Corporation is a leading independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:
Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

inTEST Corporation

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Nine Months Ended
	9/30/2003	6/30/2003	9/30/2002	9/30/2003	9/30/2002
Net revenues	$12,725	$11,269	$14,976	$33,183	$34,907
Gross margin	5,471	4,469	6,403	12,929	13,724
Operating expenses:
Selling expense	2,976	2,280	2,401	7,234	5,976
Engineering and product development expense	1,709	1,468	1,559	4,657	4,060
General and administrative expense	1,480	1,528	1,702	4,328	4,289
Operating income (loss)	(694)	(807)	741	(3,290)	(601)
Other income	29	62	89	126	181
Income tax expense (benefit)	2,115	(102)	254	1,402	(837)
Net earnings (loss)	(2,780)	(643)	576	(4,566)	417

Net earnings (loss) per share - basic	$(0.33)	$(0.08)	$0.07	$(0.55)	$0.05
Weighted average shares outstanding - basic	8,326	8,325	8,324	8,325	8,315

Net earnings (loss) per share - diluted	$(0.33)	$(0.08)	$0.07	$(0.55)	$0.05
Weighted average shares outstanding - diluted	8,326	8,325	8,400	8,325	8,466

Condensed Consolidated Balance Sheets Data:
	As of:
	9/30/2003	12/31/2002
Cash and cash equivalents	$ 5,594	$ 8,145
Trade accounts and notes receivable, net	8,483	6,584
Inventories	7,171	7,002
Total current assets	22,969	25,191
Net property and equipment	4,622	4,891
Total assets	29,930	32,582
Accounts payable	3,639	2,388
Accrued expenses	2,918	2,425
Total current liabilities	6,828	5,015
Noncurrent liabilities	145	210
Total stockholders' equity	22,957	27,357